Exhibit 10.25
GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.
SECURITY CONTROL AGREEMENT

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.
SECURITY CONTROL AGREEMENT
This Security Control Agreement (the “Agreement”) is made this 16th day of September, 2010, by and between Global Strategies Group Holding SA, a Luxembourg company (“GSGH”); Kende Holding Vagyonkezelo kft, a Hungarian company (“Kende”); Contego Systems LLC, a Delaware limited liability company (“Contego”); Global Defense Technology & Systems, Inc. (the “Corporation”), a Delaware corporation, and the United States Department of Defense (“DoD”), collectively the “Parties.”
RECITALS
WHEREAS, the Corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of 100,000,000 shares, consisting of 90,000,000 shares of Common Stock, par value $0.01 per share, of which 9,036,432 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are issued and outstanding; and
WHEREAS, GSGH owns 100% of the outstanding voting interests of Kende, .002% of which are owned indirectly via a holding company; and
WHEREAS, Kende owns all the outstanding voting interests of Contego; and
WHEREAS, prior to an initial public offering (“IPO”) of the Corporation’s Common Stock in November 2009, Contego owned approximately 88% of the issued and outstanding shares of the Corporation; and
WHEREAS, prior to the IPO, the Corporation entered into Special Security Agreement (as amended, the “SSA”) with its parent entities and the DoD as a result of GSGH’s ultimate majority ownership interest in the Corporation; and
WHEREAS, as a result of the IPO, the Corporation’s Common Stock is publicly traded on the Nasdaq Stock Market (“Nasdaq”) and the Corporation is subject to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and Nasdaq, including various corporate governance requirements;
WHEREAS, Contego currently owns approximately 42% of the issued and outstanding Common Stock of the Corporation and the remaining approximately 58% is owned by other public shareholders (collectively, the “Shareholders”);
WHEREAS, other than Contego, to the Corporation’s knowledge, no foreign or foreign-owned person holds 5% or more of the Corporation’s Common Stock; and
WHEREAS, the corporate governance requirements of the SEC and Nasdaq act to limit the influence Contego, a minority shareholder, can have over the operations of the Corporation; and

WHEREAS, the Corporation’s business consists of providing, directly or through subsidiaries, defense and defense related items for various Departments and Agencies1 of the United States Government, including, without limitation, the DoD, and require the Corporation to have a facility security clearance; and
WHEREAS, the offices of the Corporation and, possibly, its wholly owned subsidiaries, require facility security clearances2 issued under the National Industrial Security Program (“NISP”) and the NISP requires that a corporation maintaining a facility security clearance be effectively insulated from foreign ownership, control or influence (“FOCI”); and
WHEREAS, the purpose of this Agreement is to reasonably and effectively insulate Contego (and all entities that control, are under common control with or are controlled by Contego (other than the Corporation and its wholly owned subsidiaries), collectively, the “Affiliates”) from unauthorized access to classified3 and controlled unclassified information4 and from influence over the Corporation’s business or management in a manner that could result in the compromise of classified information or could adversely affect the performance of classified contracts; and
WHEREAS, the Under Secretary of Defense for Intelligence has determined that the provisions of this Agreement are necessary to enable the United States to protect itself against the unauthorized disclosure of information relating to the national security; and

[1]	The Office of the Secretary of Defense (including all boards, councils, staffs, and commands), DoD agencies, and the Departments of Army, Navy, and Air Force (including all of their activities); Department of Commerce, General Services Administration, Department of State, Small Business Administration, National Science Foundation, Department of the Treasury, Department of Transportation, Department of the Interior, Department of Agriculture, Department of Labor, Environmental Protection Agency, Department of Justice, Federal Reserve System, Government Accountability Office, United States Trade Representative, United States International Trade Commission, United States Agency for International Development, National Aeronautics and Space Administration, Nuclear Regulatory Commission, Department of Education, Department of Health and Human Services, Department of Homeland Security and Federal Communications Commission (the “User Agencies”).

[2]	An administrative determination that a facility is eligible for access to classified information of a certain category.

[3]	Any information that has been determined pursuant to Executive Order 12958 or any predecessor order to require protection against unauthorized disclosure and is so designated. The classifications TOP SECRET, SECRET, and CONFIDENTIAL are used to designate such information.

[4]	Unclassified information, the export of which is controlled by the International Traffic in Arms Regulations (“ITAR”) and/or the Export Administration Regulations (“EAR”). The export of technical data which is inherently military in nature is controlled by the ITAR. The export of technical data which has both military and commercial uses is controlled by the EAR.

WHEREAS, the DoD has agreed to grant or continue the facility security clearance(s) of the Corporation and its wholly owned subsidiaries from and after the effective date of this Agreement in consideration of, inter alia, the Parties’ execution and compliance with the provisions of the Agreement, the purpose of which is to reasonably and effectively deny the Affiliates unauthorized access to classified and controlled unclassified information and influence over the Corporation’s business or management in a manner which could result in the compromise of classified information or could adversely affect the performance of classified contracts; and
WHEREAS, pursuant to the SSA, the Corporation has established a formal organizational structure and procedures to ensure the protection of classified information and controlled unclassified information entrusted to it and placed the responsibility therefore with a committee of its Board of Directors known as the Government Security Committee, which structure shall continue pursuant to the terms of this Agreement; and
WHEREAS, under the Delaware General Corporation Law (the “DGCL”), the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation, which shall be elected by the Shareholders of the Corporation; and
WHEREAS, all parties hereto have agreed that management control of the defense and technology security affairs and classified contracts of the Corporation and its subsidiaries should be vested in resident citizens of the United States who have DoD personnel security clearances5; and
WHEREAS, in order to meet DoD’s national security objectives in the matter of the Corporation’s facility security clearance(s) and to further the Corporation’s business objectives, the Parties intend to be bound by the provisions of the Agreement.
NOW THEREFORE, it is expressly agreed by and between the Parties that this Agreement is hereby created and established, subject to the following terms and conditions, to which all of the Parties expressly assent and agree:

[5]	An administrative determination that an individual is eligible for access to classified information of a certain category.

ORGANIZATION
ARTICLE I — Management of the Corporation’s Business
1.01. Composition of the Corporation Board of Directors.
The Board of Directors of the Corporation (the “Corporation Board”), shall be elected by the Shareholders and shall be composed of: (i) a minimum of three individuals who have no prior relationship with the Corporation (the “Outside Directors”), except as otherwise allowed by DoD, (ii) at least one representative of the Affiliates (the “Inside Director(s)”), (iii) at least two cleared officer(s) of the Corporation (the “Officer/Directors”); and (iv) any other directors elected by the Shareholders who are not representatives of the Affiliates. The number of Outside Directors shall exceed the number of Inside Directors. Except as specifically provided herein, each member of the Corporation Board, however characterized by this Section 1.01, shall have all of the rights, powers, and responsibilities conferred or imposed upon directors of the Corporation by applicable statutes and regulations, and by the Corporation’s Certificate of Incorporation and By-Laws. The Chairman of the Corporation Board, as well as all Outside Directors and Officer/Directors, must be resident citizens of the United States who have or who are eligible to possess DoD personnel security clearances at the level of the Corporation’s facility security clearance. In addition, the Chairman of the Corporation Board shall not be an Inside Director. All directors of the Corporation shall satisfy the pertinent requirements established in Section 3.01 below. The Outside Directors may not be removed without prior notice to and written notice stating no objection from DSS. Appointments of new or replacement Outside Directors shall not become final until approved by DSS.
1.02. Actions by the Corporation Board.
a. No action may be taken by the Corporation Board or any committee thereof, in the absence of a quorum as defined below.
b. A majority of the Corporation Board, including at least one Inside Director and one Outside Director, shall be necessary to constitute a quorum. With respect to the Government Security Committee (see Section 7.01. below), a majority of the Committee shall be necessary to constitute a quorum. With respect to all other standing committees of the Corporation Board, a majority of each such committee, including at least one Outside Director, shall be necessary to constitute a quorum.
ARTICLE II — Limitations on the Corporation Board
2.01. Corporation Board Actions Requiring Prior Shareholder Approval. The Corporation Board shall not be authorized to take any of the actions specified in subsections 2.01.a. through 2.01.d. below, unless it shall have received, with respect to each such action, the approval of the Shareholders owning a majority of the shares at an annual or special meeting or as otherwise permitted under the DGCL:
a. the sale, lease or other disposition of any of the property, assets or business of the Corporation, or the purchase of any property or assets by the Corporation that is other than in the ordinary course of business, except as permitted under the DGCL;
b. the merger, consolidation, reorganization, dissolution or liquidation of the Corporation, except as permitted under the DGCL;
c. the filing or making of any petition under the Federal Bankruptcy Code or any applicable bankruptcy law or other acts of similar character; and
d. the initiation of action to terminate the Agreement except as provided in Section 15.01. below.

ARTICLE III — Qualification, Appointment, and Removal of Directors; Board Vacancies
3.01. Corporation Board Member Requirements. During the period that the Agreement is in force, the Corporation Board shall be composed as provided in Section 1.01. hereof, and its members shall meet the following additional requirements:
a. Officers/Directors and Outside Directors shall be resident citizens of the United States and have or be eligible to have DoD personnel security clearances at the level of the Corporation’s facility security clearance;
b. Outside Directors shall have been approved by DSS as satisfying the appropriate DoD personnel security requirements and the applicable provisions of the Agreement; and
c. the Inside Directors, in their capacity as Directors of the Corporation, shall not have DoD personnel security clearances, regardless of citizenship, and they shall be formally excluded from access to classified information by resolution of the Corporation Board.
3.02. Removal of Corporate Board Members. The Shareholders may remove any member of the Corporation Board for any reason permitted under the DGCL or the Corporation’s Certificate of Incorporation or By-Laws, provided that:
a. the removal of an Outside Director shall not become effective until that Director, the Corporation, and DSS have been notified, DSS provides written notice stating no objection, and a successor who is qualified to become an Outside Director within the terms of the Agreement has been selected in accordance with the Corporation’s By-laws and has been approved by DSS;
b. notification to DSS of the removal of an Outside Director shall be the responsibility of the Corporation Board through the Facility Security Officer (“FSO”) of the Corporation, and, except as noted in subsection 3.02.c below, must be given at least twenty days prior to the proposed removal date; and
c. notwithstanding the foregoing, however, if immediate removal of any Outside Director is deemed necessary to prevent actual or possible violation of any statute or regulation or actual or possible damage to the Corporation, the Outside Director may be removed at once, although DSS shall be notified prior to or concurrently with such removal.

3.03. Vacancy on the Corporation Board. In the event of any Outside Director vacancy on the Corporation Board, however occurring, the Corporation shall give prompt notice of such vacancy to the Government Security Committee and DSS, through its FSO, and such vacancy shall be filled promptly in accordance with the Corporation’s By-laws and this Agreement. Such vacancy shall not exist for a period of more than 90 days after the Outside Director’s resignation, death, disability or removal, or beyond the date of the next annual or special meeting of the Shareholders following the Outside Director’s resignation, death, disability or removal, whichever is greater, unless DSS is notified of the delay. Notwithstanding the foregoing, subject to the Corporation Board composition provisions of Section 1.01. hereof, the Corporation Board may, in lieu of filling any vacancy, reduce the size of the Corporation Board.
3.04. Departing Directors. Except as provided by this paragraph, the obligation of an Outside Director to abide by and enforce this Agreement shall terminate when the Director leaves office, but nothing herein shall relieve the departing Outside Director of any responsibility that the Director may have, pursuant to the laws and regulations of the United States, not to disclose classified information or controlled unclassified information obtained during the course of the Director’s service on the Corporation Board, and such responsibility shall not terminate by virtue of the Outside Director leaving office. The Corporation’s FSO shall advise the departing Outside Director of such responsibility when the Outside Director leaves office, but the failure of the Corporation to so advise the Outside Director shall not relieve the Outside Director of such responsibility.
ARTICLE IV — Indemnification of Outside Directors
4.01. Best Efforts. The Outside Directors in their capacity as directors of the Corporation shall vote and act on all matters in accordance with their best efforts.6
4.02. Indemnification of Outside Directors. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, each Outside Director who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an Outside Director, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with any such Proceeding.
4.03. Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any Outside Director, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified.

[6]	For purposes of the Agreement, the term “best efforts” means performance of duties, including fiduciary duties, reasonably and in good faith, in the manner believed to be in the best interests of the Corporation and in accordance with Section 141 of the DGCL but consistent with the national security concerns of the United States, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like positions would use under similar circumstances.

4.04. Insurance. The Corporation may purchase and maintain insurance on behalf of any Outside Director against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.
ARTICLE V — Restrictions Binding on Subsidiaries of the Corporation
5.01. Subsidiaries and Companies Controlled by the Corporation. The parties hereto agree that the provisions of this Agreement restricting unauthorized access to classified information and controlled unclassified information entrusted to the Corporation by entities under FOCI, and all provisions of the Visitation Policy established in Article X, below shall apply to and shall be made to be binding upon all present and future subsidiaries7 of all companies controlled by the Corporation. The Corporation hereby agrees to undertake any and all measures, and provide such authorizations, as may be necessary to effectuate this requirement. The sale of, or termination of the Corporation’s control over, any such subsidiary or controlled company shall terminate the applicability to it of the provisions of this Agreement.
5.02. DSS Notification of Newly Formed Subsidiaries and Corporate Acquisitions. If the Corporation proposes to form a new subsidiary, or to acquire ownership or control of another company, it shall give notice of such proposed action to DSS and shall advise DSS immediately upon consummation of such formation or acquisition.
5.03. Applicability of Agreement to New Subsidiaries and Corporate Acquisitions. It shall be a condition of each such formation or acquisition that all provisions of the Visitation Policy established in Article X, below and all of the above-described restrictive provisions of the Agreement shall apply to each such company immediately upon consummation of such formation or acquisition, and that the Corporation and the subsidiary or controlled company shall execute a document agreeing that such company shall be bound thereby; and a copy of the executed document shall be forwarded to DSS.
5.04. Present Subsidiaries and Companies Controlled by the Corporation. A document such as described in subsection 5.03. above, shall also be executed and submitted with respect to each present subsidiary of the Corporation, and with respect to any other company, which the Corporation presently controls.

[7]	The term “subsidiaries” shall, for the purposes of this Agreement, include companies wholly owned by the Corporation or in which the Corporation owns a controlling interest, either directly or through the Corporation’s ownership interest in intermediate companies.

5.05. Third Party Beneficiaries. Compliance with this Article V shall not be interpreted as conferring the benefits of this Agreement on subsidiaries of the Corporation. Such subsidiaries shall not be entitled to receive a facility security clearance, nor shall they be entitled to access classified information, to perform classified contracts or to participate in classified programs pursuant to this Agreement, solely by virtue of their legal relationship with the Corporation and their execution of the documents referred to in subsections 5.03 and 5.04 above.
OPERATION
ARTICLE VI — Operation of the Agreement
6.01. Policies, Practices and Resolutions. The Corporation shall at all times maintain policies and practices to ensure the safeguarding of classified information and controlled unclassified information entrusted to it and the performance of classified contracts and participation in classified programs for the User Agencies in accordance with the Security Agreement (DD Form 441 or its successor form), this Agreement, appropriate contract provisions regarding security, United States export control laws, and the NISP. The following additional protections shall be established in the By-Laws and/or resolutions of the Corporation Board, and shall remain in effect during the term of this Agreement: Pursuant to a resolution of the Corporation Board, which shall not be repealed or amended without approval of DSS, the Corporation shall exclude the Affiliates and all members of the Board of Directors and all officers, employees, agents and other representatives of each of the Affiliates from access to classified information and controlled unclassified information entrusted to the Corporation. The above exclusion shall not, however, preclude the exchange of classified information or controlled unclassified information between the Corporation and any Affiliates when such exchange is permissible under the NISP and applicable United States laws and regulations.
6.02. Electronic Communications. The GSC shall establish written policies and procedures (“ECP” or “Electronic Communications Plan”), cause the Corporation to take necessary action, and maintain oversight to provide assurance to itself and DSS that electronic communications between the Corporation and its subsidiaries and the Affiliates do not disclose classified information or export controlled information without proper authorization. The policies and procedures must also provide assurance that electronic communications are not used by the Shareholders, any parent company of a Shareholder, or any of the Corporation’s Affiliates to exert influence or control over the Corporation’s business or management in a manner that could adversely affect the performance of classified contracts. As used in this Agreement, the term “electronic communications” is defined broadly to mean any transfer of information, data, signs, signals, writing, images, sounds, or intelligence of any nature including that transmitted in whole or in part by wire, radio cable, or other like connection, or by electromagnetic, photoelectronic, photooptical, electronic, mechanical or other device or system. Any such transfer may be oral, written or electronic and includes any intercepted or recorded content however acquired and whether or not intended for the recipient. Electronic communications shall also include the temporary, intermediate storage incidental to the electronic transmission thereof as well as any storage for purposes of backup protection. For clarification, common devices used to transfer electronic communications as used in this Agreement include without limitation: telephone (including teleconferences), facsimile, video (including videoconferences), internet (including Voice over Internet Protocol, instant messaging and any other web-based means), and electronic mail. The ECP must include a detailed network configuration diagram that clearly shows all communications networks and facilities used by the Corporation for the transmission of electronic communications, as defined herein, including without limitation, any computer equipment used for the electronic storage of such communications, and must delineate which networks will be shared and which will be protected from access by any unauthorized person including without limitation each of the Affiliates. The ECP must also include network descriptions addressing firewalls, physical and logical access controls, remote administration, monitoring, maintenance, retention, and the electrical and physical separation of systems and servers, as appropriate.

6.03. Approval of Implementing Procedures, Electronic Communications Plan, Technology Control Plan and Administrative Services Agreement. The Implementing Procedures (“IP”), ECP, Technology Control Plan (“TCP”) (see Section 7.06 below), and Administrative Services Agreement (“ASA”) (see Section 7.08 below) may be provisionally approved by the Government Security Committee and thereafter shall be submitted to DSS by the Corporation and the Government Security Committee for final review and approval by DSS. Pending final approval by DSS, the Corporation may act in accordance with the IP, ECP, TCP and ASA, as the case may be, as provisionally approved by the Government Security Committee.
ARTICLE VII — Government Security Committee
7.01. Establishment of Government Security Committee. There shall be established a permanent committee of the Corporation Board, to be known as the Government Security Committee (“GSC”), consisting of all Outside Directors and Officer/Directors to ensure that the Corporation maintains policies and procedures to safeguard classified information and controlled unclassified information in the possession of the Corporation and to ensure that the Corporation complies with the DoD Security Agreement (DD Form 441 or its successor form), this Agreement, appropriate contract provisions regarding security, United States Government export control laws and the NISP. The provisions of this Article VII shall be set forth in the Corporation’s By-Laws.
7.02. Designation of GSC Chairman. The GSC shall designate one of the Outside Directors to serve as Chairman of the GSC
7.03. Protection of Classified and Controlled Unclassified Information. The members of the GSC shall exercise their best efforts to ensure the implementation within the Corporation of all procedures, organizational matters and other aspects pertaining to the security and safeguarding of classified and controlled unclassified information called for in this Agreement, including the exercise of appropriate oversight and monitoring of the Corporation’s operations to ensure that the protective measures contained in this Agreement are effectively maintained and implemented throughout its duration.
7.04. Designation of GSC Secretary and Responsibilities. The Chairman of the GSC shall designate a member to be Secretary of the GSC. The Secretary’s responsibility shall include ensuring that all records, journals and minutes of GSC meetings and other documents sent to or received by the GSC are prepared and retained for inspection by DSS.

7.05. Facility Security Officer. An FSO shall be appointed by the Corporation. The FSO shall report to the GSC as its principal advisor concerning the safeguarding of classified information. The FSO’s responsibility includes the operational oversight of the Corporation’s compliance with the requirements of the NISP. The advice and consent of the Chairman of the GSC will be required to select the FSO.
7.06. Technology Control Plan. The members of the GSC shall exercise their best efforts to ensure that the Corporation develops and implements a TCP, which shall be subject to inspection by DSS. The GSC shall have authority to establish the policy for the Corporation’s TCP. The TCP shall prescribe measures to prevent unauthorized disclosure or export of controlled unclassified information consistent with applicable United States laws.
7.07. Technology Control Officer. A Technology Control Officer (“TCO”) shall be appointed by the Corporation. The TCO shall report to the GSC as its principal advisor concerning the protection of controlled unclassified information. The TCO’s responsibilities shall include the establishment and administration of all intracompany procedures to prevent unauthorized disclosure and export of controlled unclassified information and to ensure that the Corporation otherwise complies with the requirements of United States Government export control laws.
7.08. Administrative Services. The GSC shall ensure that any administrative services provided by the Affiliates to the Corporation do not circumvent the requirements of the Agreement. The Corporation shall notify DSS and the GSC of the proposed administrative services to be provided to the Corporation (including its subsidiaries) by the Affiliates. Upon DSS’ confirmation that the identified administrative services are acceptable, DSS shall issue an interim approval for those services. Thereafter, the GSC shall certify in writing that it is effectively monitoring the administrative services being provided, and that said administrative services do not allow the Affiliates to control or influence the management or business of the Corporation in violation of the Agreement. The initial GSC certification referenced in this Section 7.08. shall be provided to DSS within forty-five calendar days of the execution of this Agreement, and subsequent annual GSC certifications shall be included in the Corporation’s annual report as provided in Section 8.02. below. The Affiliates shall not provide any administrative services to the Corporation that have not been reviewed and approved by DSS in accordance with this Section 7.08.
7.09. Discussions of Classified and Controlled Unclassified Information. Discussions of classified and controlled unclassified information by the GSC shall be held in closed sessions and accurate minutes of such meetings shall be kept and shall be made available only to such authorized individuals as are so designated by the GSC.
7.10. DSS Initial Briefings. Upon taking office, the GSC members, the FSO and the TCO shall be briefed by a DSS representative on their responsibilities under the NISP, United States Government export control laws and this Agreement.

7.11. GSC Member Obligations. Each member of the GSC, the FSO and the TCO shall exercise his/her best efforts to ensure that all provisions of this Agreement are carried out; that the Corporation’s directors, officers, and employees comply with the provisions hereof; and that DSS is advised of any known violation of, or known attempt to violate, any provision hereof, appropriate contract provisions regarding security, United States Government export control laws, and the NISP.
7.12. GSC Member Certificate. Each member of the GSC shall execute, for delivery to DSS, upon accepting his/her appointment, and thereafter, at each annual meeting of the GSC with DSS, as established by this Agreement, a certificate acknowledging the protective security measures taken by the Corporation to implement this Agreement. Each member of the GSC shall further acknowledge his/her agreement to be bound by, and to accept his/her responsibilities hereunder and acknowledge that the United States Government has placed its reliance on him/her as a United States citizen and as the holder of a personnel security clearance to exercise his/her best efforts to ensure compliance with the terms of this Agreement and the NISP.
7.13. Obligations and Certification of Cleared Officers.
a. Each officer of the Corporation with a personnel security clearance shall exercise his best efforts to ensure that the terms and conditions of the Agreement are complied with by the parties hereto.
b. Upon the effective date of this Agreement and annually thereafter, each such officer shall execute, for delivery to DSS, a certificate (1) acknowledging the protective security measures taken by the Corporation to implement the Agreement; and (2) acknowledging the United States Government has placed its reliance on him as a resident citizen of the United States, and as a holder of a personnel security clearance, to exercise his best efforts to ensure compliance with the terms and conditions of the Agreement by the Parties hereto.
7.14. Obligations and Certification of Inside Directors.
a. Inside Director(s) shall:
1. not have access to classified information. Access to controlled unclassified information entrusted to the Corporation is prohibited except as permissible under the NISP and applicable United States Government laws and regulations;
2. refrain from taking any action to control or influence the Corporation’s classified contracts, its participation in classified programs, or its corporate policies concerning the security of classified information and controlled unclassified information;
3. neither seek nor accept classified information or controlled unclassified information entrusted to the Corporation, except as permissible under the NISP and applicable United States Government laws and regulations; and

4. advise the GSC promptly upon becoming aware of (i) any violation or attempted violation of this Agreement or contract provisions regarding industrial security, export control, or (ii) actions inconsistent with the NISP or applicable United States Government laws or regulations.
b. Upon accepting appointment, each Inside Director shall execute, for delivery to DSS, a certificate affirming such Director’s agreement to be bound by, and acceptance of the responsibilities imposed by, the Agreement, and further acknowledging and affirming the obligations set forth in 7.14.a. above.
ARTICLE VIII — Annual Review and Certification
8.01. Annual Meeting. Representatives of DSS, the Corporation’s Board, the Corporation’s Chief Executive Officer, the Corporation’s Chief Financial Officer, the FSO, and the TCO shall meet annually to review the purpose and effectiveness of this Agreement and to establish a common understanding of the operating requirements and how they will be implemented. These meetings shall include a discussion of the following:
a. whether this Agreement is working in a satisfactory manner;
b. compliance or acts of noncompliance with this Agreement, NISP rules, or other applicable laws and regulations;
c. necessary guidance or assistance regarding problems or impediments associated with the practical application or utility of the Agreement; and
d. whether security controls, practices or procedures warrant adjustment.
8.02. Annual Report. The Chief Executive Officer of the Corporation and the Chairman of the GSC shall submit to DSS one year from the effective date of the Agreement and annually thereafter an implementation and compliance report which shall be executed by all members of the GSC. Such reports shall include the following information:
a. a detailed description of the manner in which the Corporation is carrying out its obligations under the Agreement;
b. a detailed description of changes to security procedures, implemented or proposed, and the reasons for those changes;
c. a detailed description of any acts of noncompliance, whether inadvertent or intentional, with a discussion of what steps were taken to prevent such acts from occurring in the future;
d. a description of any changes or impending changes, to any of the Corporation’s top management including reasons for such changes;

e. a statement, as appropriate, that a review of the records concerning all visits and communications between representatives of the Corporation and the Affiliates have been accomplished and the records are in order;
f. a detailed chronological summary of all transfers of classified or controlled unclassified information, if any, from the Corporation and its subsidiaries, on the one hand, to the Affiliates, on the other hand, complete with an explanation of the United States Governmental authorization relied upon to effect such transfers;
g. copies of approved export licenses covering the reporting period; and
h. a discussion of any other issues that could have a bearing on the effectiveness or implementation of this Agreement.
ARTICLE IX — Duty to Report Violations of the Agreement
9.01. Obligation to Report. The Corporation agrees to report promptly to DSS all instances in which the terms and obligations of this Agreement may have been violated.
CONTACTS AND VISITS
ARTICLE X — Visitation Policy
10.01. Visit Requests. The Chairman of the GSC shall designate at least one Outside Director who shall have authority to review, approve, and disapprove requests for visits8 to the Corporation by all personnel who represent the Affiliates (including all of the directors, officers, employees, representatives, and agents of each, except for the Inside Director(s)). The designated Outside Director shall have authority to review, approve, and disapprove requests for proposed visits to the Affiliates by all personnel who represent the Corporation, (including all of its directors, employees, officers, representatives, and agents except for the Inside Director(s), who is deemed to represent the Affiliates for purposes of the Agreement), as well as visits between or among such personnel at other locations. Visits by Inside Directors must be approved by the Outside Director having responsibility for approving visits unless the visits are necessary to attend Corporation Board meetings or related Corporation Board committee meetings. A record of all visit requests, including the decisions to approve or disapprove, and information regarding consummated visits, such as, date, place, personnel involved and summary of material discussion or communication, shall be maintained by the designated Outside Director and shall be periodically reviewed by the GSC.

[8]	For purposes of this Agreement, the term “visits” includes meetings at any location within or outside the United States, including but not limited to any facility owned or operated by the Corporation or any Affiliates.

10.02. Approval of Visits Requests. Except for certain Routine Business Visits, as defined in Section 10.05. below, all visits must be approved in advance by the designated Outside Director. All requests for visits shall be submitted or communicated to the FSO for routing to the designated Outside Director. Although strictly social visits at other locations between the Corporation personnel and personnel representing the Affiliates are not prohibited, written reports of such visits must be submitted after the fact to the FSO for filing with, and review by, the designated Outside Director and the GSC.
10.03. Procedure for Approval of Visit Requests. A written request for approval of a visit must be submitted to the FSO no less than seven (7) calendar days prior to the date of the proposed visit. If a written request cannot be accomplished because of an unforeseen exigency, the request may be communicated via telephone to the FSO and immediately confirmed in writing; however, the FSO may refuse to accept any request submitted less than seven (7) calendar days prior to the date of the proposed visit if the FSO determines that there is insufficient time to consider the request. The exact purpose and justification for the visit must be set forth in detail sufficient to enable the designated Outside Director to make an informed decision concerning the proposed visit, and the FSO may refuse to accept any request that the FSO believes lacks sufficient information. Each proposed visit must be individually justified and a separate approval request must be submitted for each.
10.04. Process for Approval of Visit Requests. The FSO shall advise the designated Outside Director of a request for approval of a visit (other than a Routine Business Visit) as soon as practicable after receipt of the written request. The designated Outside Director shall evaluate the request as soon as practicable after receiving it. The designated Outside Director may approve or disapprove the request, or disapprove the request pending submittal of additional information by the requester. The designated Outside Director’s decision shall be communicated to the requester by any means and it shall be confirmed in writing, when practicable, at least one day prior to the date of the proposed visit, but in no event later than six (6) calendar days after its receipt by the FSO. A chronological file of all documentation associated with meetings, visitations, and communications (contact reports), together with records of approvals and disapprovals, shall be maintained by the FSO for inspection by DSS. At the time of each GSC meeting, the Outside Directors of the Corporation shall review such documentation filed since the last meeting to ensure adherence to approved procedures by the requesters and the designated Outside Director and to verify that sufficient and proper justification has been furnished for approved visits.
10.05. Routine Business Visits.
a. Routine Business Visits, as defined in 11.05.b. below, may be approved by the FSO, in the FSO’s discretion, without advance approval by the designated Outside Director. Requests for Routine Business Visits must be submitted in advance, and in writing, to the FSO, and shall state the basis upon which the requester deems the visit to be a Routine Business Visit. Such requests must include sufficient information to enable the FSO to make an informed decision concerning the proposed visit. The FSO, in the FSO’s discretion, may refuse to accept any request that the FSO believes lacks sufficient information and may refer any request to the designated Outside Director for evaluation, notwithstanding its designation as a Routine Business Visit. Any request that the FSO believes is not properly characterized as a Routine Business Visit shall be referred to the designated Outside Director, who shall evaluate the request in accordance with the terms of the Agreement.

b. Routine Business Visits are in general those that are made in connection with the regular day-to-day business operations of the Corporation, do not involve the transfer or receipt of classified information or controlled unclassified information, and pertain only to the commercial aspects of the Corporation’s business. Routine Business Visits include:
(i) visits for the purpose of discussing or reviewing such commercial subjects as the following: company performance versus plans or budgets; inventory, accounts receivable, accounting and financial controls; and implementation of business plans; and implementation of technical development programs;
(ii) visits of the kind made by commercial suppliers in general regarding the solicitation of orders, the quotation of prices, or the provision of products and services on a commercial basis;
(iii) visits concerning fiscal, financial, or legal matters necessary for compliance with the requirements of any foreign or domestic governmental authority responsible for regulating or administering the public issuing of or transactions involving stocks and securities; and
(iv) visits concerning marketing and technical activities relating to the import or export of products necessary for compliance with regulations of United States departments or agencies, including but not limited to the Departments of Defense, Commerce, State, and Treasury.
10.06. Special Provision Concerning Subsidiaries.
Anything to the contrary notwithstanding, the notice and approval of visitation restrictions contemplated in the Agreement shall not apply to visits between the Corporation and its subsidiaries. However, visits between the Corporation’s subsidiaries and any Affiliate shall be subject to the visitation approval procedures set forth herein.
10.07. Discretion to Alter Notice or Approval Requirements.
Anything foregoing to the contrary notwithstanding, the GSC, in its reasonable business discretion and consistent with its obligation to safeguard classified information and controlled unclassified information in the Corporation’s possession may, with the approval of DSS:
a. designate specific categories of visit requests other than those enumerated above as “Routine Business Visits” not requiring the advance approval of the designated Outside Director; or

b. determine that, due to extraordinary circumstances involving the security of classified information and/or controlled unclassified information, certain specific types of visits which that might otherwise be considered “Routine Business Visits” under the terms of the Agreement are to be allowed only if the approval of the designated Outside Director is obtained in advance.
10.08. Quarterly GSC Meetings. The Chairman of the GSC shall also provide, to the extent authorized by this Agreement, for regular quarterly meetings among the GSC. At the discretion of the GSC, representatives of GSGH, Kende or Contego and the Corporation’s management personnel may be invited to attend.
10.09. Maintenance of Records for DSS Review. A chronological file of all visit requests, reports of visits, and contact reports, together with appropriate approvals or disapprovals pursuant to the Agreement shall be maintained by the GSC for review by DSS.
REMEDIES
ARTICLE XI — DoD Remedies
11.01. Reservation of Rights. The DoD reserves the right to impose any security safeguard not expressly contained in this Agreement that it believes is necessary to ensure that the Affiliates are denied unauthorized access to classified and controlled unclassified information.
11.02. Authority of Agencies of the United States Government. Nothing contained herein shall limit or affect the authority of the head of a United States Government agency9 to deny, limit or revoke the Corporation’s access to classified and controlled unclassified information under its jurisdiction if the national security requires such action.
11.03. Remedies for Material Breach. The Parties hereby assent and agree that the United States Government has the right, obligation and authority to impose any or all of the following remedies in the event of a material breach of any term hereof:
a. the novation of the Corporation’s and/or its subsidiaries’ classified contracts to another contractor, the costs of which shall be borne by the Corporation;
b. the termination of any classified contracts being performed by the Corporation and/or its subsidiaries and the denial of new classified contracts for the Corporation;
c. the revocation of the Corporation’s and/or its subsidiaries’ facility security clearance;

[9]	The term “agency” has the meaning provided at 5 U.S.C. 552(f).

d. the suspension or debarment of the Corporation and/or its subsidiaries from participation in all Federal government contracts, in accordance with the provisions of the Federal Acquisition Regulations; and
e. the suspension or restriction of any or all visitation privileges.
11.04. Criminal Sanctions. Nothing in the Agreement limits the right of the United States Government to pursue criminal sanctions against the Corporation, its subsidiaries, or any of the Affiliates, or any director, officer, employee, representative, or agent of any of these companies, for violations of the criminal laws of the United States in connection with their performance of any of the obligations imposed by this Agreement, including but not limited to any violations of the False Statements Act 18 U.S.C. 1001, or the False Claims Act 18 U.S.C. 287.
ADMINISTRATION
ARTICLE XII — Notices
12.01. Notices in General. All notices required or permitted to be given to the parties hereto shall be given by mailing the same in a sealed postpaid envelope, via registered or certified mail, or sending the same by courier or facsimile, addressed to the addresses shown below, or to such other addresses as the Parties may designate from time to time pursuant to this Section 12.01.:

For the Corporation:	Global Defense Technologies & Systems, Inc.
Attn: Chief Executive Officer
1501 Farm Credit Drive
Suite 2300
McLean, Virginia 22102
Fax: (703) 883-4037

For Contego:	Contego Systems LLC
Attn: President
2200 Defense Highway
Suite 406
Crofton, Maryland 21114
Fax: (410) 451-5083

For Kende:	Kende Holding Vagyonkezelo kft
Attn: Paul White
Zichy Jenö u 4
1066 Budapest
Hungary
Fax: +44 20 7766 7209

For GSGH:	Global Strategies Group Holding SA
Attn: Paul White
15 Boulevard Roosevelt
L-2450
Luxembourg
Fax: +44 20 7766 7209
Fax: +44 20 7766 7209

For DSS:	Defense Security Service
Director, Industrial Policy and Programs
1340 Braddock Place
Alexandria, VA 22314-1651
ARTICLE XIII — Inconsistencies with Other Documents
13.01. Inconsistencies in General. In the event that any resolution, regulation or By-Law of any of the Parties to the Agreement is found to be inconsistent with any provision hereof, the terms of this Agreement shall control.
ARTICLE XIV — Governing Law; Construction
14.01. Governing Law. This Agreement shall be implemented so as to comply with all applicable United States laws and regulations. To the extent consistent with the rights of the United States hereunder, the laws of the State of Delaware shall apply to questions concerning the rights, powers, and duties of the Shareholders and the Corporation under, or by virtue of, this Agreement.
14.02. Construction. In all instances consistent with the context, nouns and pronouns of any gender shall be construed to include the other gender.
14.03. Headings. The headings contained in the Agreement are for reference purposes only and do not in any way affect the meaning or interpretation of the provision hereof.
TERMINATION
ARTICLE XV — Termination, Amendment and Interpretations of this Agreement
15.01. Termination by the DoD. This Agreement may only be terminated by the DoD as follows:
a. in the event of the sale of Contego’s Common Stock of the Corporation to a company or person not under FOCI;
b. when DSS determines that existence of this Agreement is no longer necessary to maintain a facility security clearance for the Corporation and/or its subsidiaries;

c. when DSS determines that continuation of a facility security clearance for the Corporation and/or its subsidiaries is no longer necessary;
d. when the DoD determines that there has been a breach of the Agreement that requires it to be terminated or when the DoD otherwise determines that termination of the Agreement is in the national interest; or
e. when the Corporation, for any reason and at any time, petitions DSS to terminate the Agreement. However, DSS has the right to receive full disclosure of the reason or reasons therefor, and has the right to determine, in its sole discretion, whether such petition should be granted.
15.02. Expiration. Unless it is terminated earlier under the provisions of paragraph 16.01, this Agreement shall expire ten (10) years from the date of execution without any action being required of any of the parties to the Agreement. However, if the Corporation requests that DSS continue the agreement past the expiration date, DSS may extend the term of the Agreement while a new agreement is being negotiated. Any request to extend the term of the Agreement made under this paragraph shall be submitted to DSS no later than ninety (90) days prior to the expiration date of the agreement.
15.03. Notice of Termination. If the DoD determines that this Agreement should be terminated for any reason, DSS shall provide the Corporation with thirty (30) days written advance notice of its intent and the reasons therefor.
15.04. Reasons for the Continuation or Discontinuation of the Agreement. The DoD is expressly prohibited from causing a continuation or discontinuation of this Agreement for any reason other than the national security of the United States.
15.05. Amendments. This Agreement may be amended by an agreement in writing executed by all the Parties.
15.06. Questions Concerning Interpretation or Permissibility of Activities. The Parties agree that with respect to any questions concerning interpretations of this Agreement, or whether a proposed activity is permitted hereunder, shall be referred to DSS and the DoD shall serve as final arbiter/interpreter of such matters.

ARTICLE XVI — Place of Filing
16.01. Filing and Availability for Inspection of Agreement. Until the termination of the Agreement, one original counterpart shall be filed at the office of the Corporation, located in McLean, Virginia, and such counterpart shall be open to the inspection of the Affiliates and the Shareholders during normal business hours.
EXECUTION
This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of such counterparts shall together constitute but one and the same instrument.
IN WITNESS WHEREOF, the Parties hereto have duly executed the Agreement, which shall not become effective until duly executed by the DoD.

/s/ Lisa A. Broome	8/31/2010	By:	/s/ John Hillen III

Signature of Witness/Date			Signature

John Hillen President and Chief Executive Officer Global Defense Technology & Systems, Inc.

/s/ David Penn	8/31/2010	By:	/s/ Paul White
Signature of Witness/Date			Signature

Paul White, Secretary and Manager Contego Systems LLC

/s/ Magyari Csilla	9/2/2010	By:	/s/ Zsofia Mezei

Signature of Witness/Date			Signature

Zsofia Mezei Managing Director Kende Holding Vagyonkezelo kft

/s/ Paul White	8/31/2010	By:	/s/ Damian Perl

Signature of Witness/Date			Signature

Damian Perl Chairman of the Board of Directors Class A Director Global Strategies Group Holding SA

9/16/2010		By:	/s/ Rebecca Bernier (for Drew R. Winneberger)
Date			Signature

Drew R. Winneberger Director, Industrial Policy and Programs Defense Security Service For the Department of Defense

/s/ David Penn	8/31/2010	By:	/s/ Elisabetta Zaccaria

Signature of Witness/Date			Signature

Elisabetta Zaccaria, Class B Director Global Strategies Group Holding SA